Exhibit 99.1

SOUTHWIRE TO ACQUIRE COLEMAN CABLE

Coleman Cable Stockholders to Receive $26.25 Per Share In Cash

Transaction Valued at Approximately $786 Million

CARROLLTON, GA and WAUKEGAN, IL – December 20, 2013 – Southwire Company (“Southwire”) and Coleman Cable, Inc. (NASDAQ: CCIX) (“Coleman”) today announced that the companies have entered into a definitive merger agreement under which Southwire will acquire Coleman for $26.25 per share in cash. The transaction, which values Coleman at approximately $786 million, including the assumption of $294 million in net debt, was unanimously approved by the Coleman board of directors. The parties currently anticipate the transaction will close in the first quarter of 2014.

The $26.25 per share in cash represents a premium of approximately 16.6 percent to the closing share price on October 29, 2013, the last trading day prior to media reports about a potential transaction, and a premium of 29.6 percent over the volume weighted average closing price of Coleman’s common stock for the 90 days ending October 29, 2013.

“The combination of Southwire and Coleman will create one of the wire and cable industry’s preeminent companies with the ability to provide world-class service to its customers through a more robust and higher-quality offering of products and services, operational excellence and a stronger platform for enhanced product innovation,” said Stuart Thorn, president and chief executive officer of Southwire. “Coleman’s exceptional engineering capabilities across multiple end markets and stellar reputation among customers make it an ideal fit with Southwire. Our shared focus on technology and innovation will allow us to better serve our respective customers, while also saving them time and money. Southwire’s outstanding team of motivated, loyal and experienced people is one of our greatest strengths, and we look forward to welcoming the talented and dedicated Coleman team to the Southwire family, where together we will achieve new levels of growth, innovation and service.”

“We are pleased to announce this transaction, which delivers immediate and certain cash value to our stockholders and supports a strong future for Coleman,” said Gary Yetman, president and chief executive officer of Coleman. “By partnering with Southwire, Coleman will benefit from Southwire’s extraordinary track record of operational success as we continue to execute on our mission of expanding product offerings and sales and exceeding the expectations of our diverse and growing customer base. As one of North America’s largest producers of wire and cable, Southwire is a proven industry leader and together we will continue building on the solid momentum our team worked so hard to create.”

Until the merger is complete, both Southwire and Coleman will continue to operate as separate companies. Following the transaction’s closing, Coleman’s management team will join the Southwire organization, and Southwire expects to maintain a significant presence in Waukegan.

Terms of the Transaction

Under the terms of the merger agreement, Southwire will commence a tender offer by January 6, 2014, to acquire all of the outstanding shares of Coleman common stock for $26.25 per share in cash. Following successful completion of the tender offer, Southwire will acquire all remaining shares not tendered in the offer through a second step merger at the same price as in the tender offer.

The consummation of the tender offer is subject to various conditions, including a minimum tender of at least a majority of outstanding Coleman shares on a fully diluted basis, the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act, and other customary conditions. The tender offer is not subject to a financing condition.

Southwire has received debt financing commitments that have been arranged by Bank of America Merrill Lynch, Wells Fargo Bank, N.A., BMO Capital Markets and Macquarie Capital, in connection with the financing of the transaction, which are subject to customary terms and conditions.

Certain stockholders, including trusts for the benefit of family members of David Bistricer and Nachum Stein, the co-chairmen of the board of directors of Coleman, and Nachum Stein, have each entered into tender support agreements with Southwire to tender 7.4% (and together 14.8%) of the Coleman outstanding shares into the tender offer.

Advisors

Macquarie Capital and Wells Fargo Securities are serving as financial advisors to Southwire and Kirkland & Ellis LLP is serving as legal advisor. Jefferies LLC is serving as financial advisor to Coleman and Sullivan & Cromwell LLP and Winston & Strawn LLP are serving as legal advisors.

About Southwire Company

A leader in technology and innovation, Southwire Company is one of North America’s largest wire and cable producers. Southwire and its subsidiaries manufacture building wire and cable, metal-clad (MC) cable, cord products (including Tappan™ sound, security, and communication cables through Tappan Wire & Cable Inc.), utility cable products, industrial power cable, OEM wire products, SCR® copper and aluminum rod, and continuous casting technology. Southwire also supplies MAXIS® Contractor Equipment and Southwire™ Electrician’s Tools to the commercial, industrial, retail, electrical wholesale outlet and utility construction markets. To learn more about Southwire’s products, community involvement, and its vision for a sustainable Southwire, please visit Southwire on the web at www.southwire.com.

About Coleman Cable, Inc.

Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for residential and commercial construction, industrial, OEM, and consumer applications, with operations in the United States, Honduras, and Canada. The Company’s broad product offering enables it to provide its customers a single source for many of their wire and cable requirements. It manufactures the majority of its products in nine domestic production facilities and sells products to more than 8,000 active customers in a wide variety of end markets. It operates three segments: Distribution, OEM, and Engineered Solutions. For more information, visit www.colemancable.com.

Forward Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Coleman Cable and members of their senior management team. Forward-looking statements include, without limitation, statements regarding business combination and similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the companies’ businesses, including, without limitation, the ability to achieve any particular result with respect to any businesses or products; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; the availability of financing to consummate the transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Coleman Cable’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including with respect to regulatory approvals; the effects of the transaction on relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Coleman Cable’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (“SEC”) by Coleman Cable, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Coleman Cable and the tender offer documents to be filed by Southwire Company. Coleman Cable assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All of the materials related to the offer (and all other offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Coleman Cable at www.colemancable.com.

Additional Information and Where to Find it

The tender offer described in this press release has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Coleman. At the time the offer is commenced, Southwire will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and Coleman will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. COLEMAN STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be sent free of charge to all stockholders of Coleman Cable. In addition, all of these materials (and all other materials filed by Coleman Cable with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Coleman Cable at www.colemancable.com

CONTACTS:

Southwire

Gary Leftwich

Southwire Company

770-832-4884

Abernathy MacGregor

Tom Johnson, Luke Barrett

212-371-5999

Coleman Cable

Investor Contacts:

Philip Kranz, Dresner Corporate Services,

312-780-7240

pkranz@dresnerco.com

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer, Tim Lynch, Jed Repko

212-355-4449